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                                                                 EXHIBIT A(8)(b)













                         STOPLOSS REINSURANCE AGREEMENT

                                     BETWEEN

               THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA
          (The Ceding Company, hereinafter referred to as "ManAmerica")


                                       AND


                    THE MANUFACTURERS LIFE INSURANCE COMPANY
                           OF TORONTO, ONTARIO, CANADA
               (The Reinsuring Company, hereinafter referred to as
                              "Manufacturers Life")


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I - SCOPE

         This Agreement applies to stop-loss reinsurance of standard and substandard insurance arising from Base Plan and attaching Benefit Riders issued by ManAmerica, as described in Schedule A and later referred to as Flexible Premium Variable Life (FPVL).

II - AUTOMATIC REINSURANCE

         This coverage is automatically provided for all FPVL policies issued by ManAmerica, up to the amounts shown in Schedule B, and sold in any calendar year starting at the effective date specified in section XV. Amounts over those shown in Schedule B will be submitted facultatively to Manufacturers Life.

III - LIABILITY

         For reinsurance under this Agreement, the exposure to liability of Manufacturers Life will commence simultaneously with the liability of ManAmerica. Subject to the provisions of this section and section VII and conditional to the payment of reinsurance premiums as provided for in section VI of this Agreement, Manufacturers Life's exposure will continue as long as ManAmerica is liable under the original policies and shall cease when the liability of ManAmerica ceases.

IV - PLAN OF REINSURANCE

         Manufacturers Life will reimburse the total death claims less the associated policy values plus 100% of the total monthly deductions waived on the policies reinsured in excess of the Attachment Point, as set in Schedule C, on a calendar quarter basis in arrears. Manufacturers Life shall not reimburse surrender benefits paid by ManAmerica. Death claims shall exclude any amounts reimbursed under any other reinsurance agreement on the policies reinsured hereunder.

V - PREMIUMS

         The reinsurance premiums will be computed for each calendar quarter in arrears as set out in Schedule D attached hereto.

         If there is a reduction in liability due to any other reinsurance agreement on the policies reinsured hereunder, the total premium will be reduced by the premium associated with that liability.

VI - PAYMENTS/REPORTING

         Within 15 days after the end of each calendar quarter, ManAmerica will send to Manufacturers Life an itemized statement of account, in substantial accord with Schedule E, together with any remittance for the balance due to Manufacturers Life as stated therein. Manufacturers Life will have 15 days after receipt of the statement of account to pay any amounts owing to ManAmerica.



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         ManAmerica will supply Manufacturers Life with details as outlined in
         Schedule E. All policy details will be housed with ManAmerica.

VII - OVERSIGHTS

         It is expressly understood and agreed that if non-payment of premiums or failure to comply with any terms of this contract is shown to be unintentional and the result of misunderstanding or oversights on the part of either Manufacturers Life or ManAmerica, both Manufacturers Life and ManAmerica shall be restored to the position they would have occupied had no such error or oversights occurred.

VIII - CLAIMS

         ManAmerica shall give Manufacturers Life a copy of the total death benefit claims, the policy value of those policies as well as total monthly deductions waived on the policies reinsured hereunder net of any amount reimbursed under any other reinsurance agreement. Manufacturers Life shall be liable to ManAmerica for the total claims in excess of the Attachment Point as defined in Schedule C. Any liability of Manufacturers Life shall be settled in one lump-sum.

IX - CURRENCY

         Reinsurance under this Agreement will be effected on an original currency basis whereby the risk and premium amounts will be expressed in U.S. Dollars. Settlements for all amounts due to either party by the other as a result of transactions under the provisions of this Agreement shall be paid in U.S. Dollars.

X - INSOLVENCY

         In the event of the insolvency of ManAmerica, all reinsurance under this Agreement will be paid by Manufacturers Life directly to ManAmerica, its liquidator, receiver or statutory successor, on the basis of the liability of ManAmerica under the policies reinsured without diminution because of the insolvency of ManAmerica, or because the Company has failed to pay all or a portion of any claims.

XI - INSPECTION OF RECORDS

         Manufacturers Life shall have the right, at any reasonable time, at the office of ManAmerica to examine all books and documents relating to reinsurance under this Agreement.

XII - ARBITRATION

         All disputes and differences between the two contracting parties upon which an amicable understanding cannot be reached are to be decided by arbitration and the arbitrators, one is to be appointed by ManAmerica, the second by Manufacturers Life and the third is to be selected by these two representatives. Should the two arbitrators be unable to agree on the choice of a third, the appointment shall be left to the President of the American Council of Life insurance, or its successor.



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         The arbitrators are not bound by any rules of law. They shall decide by a majority of votes and from their written decision there can be no appeal. The cost of arbitration, including the fees of the arbitrators, shall be shared by each party unless the arbitrators shall decide otherwise.

XIII - SEVERABILITY

         In the event that any of the provisions herein contained shall be invalid or unenforceable, such declaration or adjudication shall in no manner affect or impair the validity or the enforceability of the other provisions and the remaining provisions shall remain in full force and effect as though such invalid or unenforceable provisions or clauses had not been herein included or made part of the Agreement.

XIV - DURATION OF AGREEMENT

         This Agreement will be effective on and after the effective date stated in section XV.

         This Agreement may be amended only be mutual consent of ManAmerica and Manufacturers Life.

         ManAmerica and Manufacturers Life may terminate this Agreement by giving ninety (90) days prior written notice of termination. The day the notice is received in the mail at the other party's Home Office, or, if the mail is not used, the day it is delivered to the other party's Home Office or to an Officer of the other party, as the case may be, shall be the first day of the ninety (90) day period.

         During the ninety (90) day period, this Agreement shall continue to operate in accordance with its terms.

         Manufacturers Life and ManAmerica shall remain liable after termination, in accordance with the terms and conditions of this Agreement, with respect to all reinsurance which was effective prior to termination of this Agreement.




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XV - EXECUTION

         In witness of the above, this Agreement is signed in duplicate on the dates and at the places indicated below.

         The effective date of this Agreement is, the 1st day of January, 1988.

         Date: ___________________________      For: ___________________________

         Place ___________________________      By: ____________________________

         Attest: _________________________      Title: _________________________



         Date: ___________________________      For: ___________________________

         Place ___________________________      By: ____________________________

         Attest: _________________________      Title: _________________________




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                                   SCHEDULE A

POLICY SUBJECT TO REINSURANCE

         Base Plan:      Flexible Premium Variable Life

         Riders:         - Accidental Death Benefit
                         - Guaranteed Insurability Benefit
                         - Additional Life Benefit
                         - Supplementary Insurance Benefit
                         - Contingent Life Benefit
                         - Total Disability Waiver of Monthly Deductions Benefit





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                                   SCHEDULE B

RETENTION LIMITS OF MANUFACTURERS LIFE

Life                                                $7,500,000

Aviation Risk                                       $5,000,000

Accidental Death                                    $1,000,000

Total Disability Waiver
of Monthly Deductions                               $5,000 per month




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                                   SCHEDULE C

ATTACHMENT POINT

         The Attachment Point shall be 110% of the expected claims. Expected claims, for a given period, are defined as 75% of the total insurance charges for the base plan and riders, as described in Schedule A, deducted during that period for the coverages reinsured hereunder.




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                                   SCHEDULE D

REINSURANCE PREMIUMS

         Reinsurance premiums shall be paid at the end of each calendar quarter, in arrears, and shall be computed as 5% of the expected claims as defined in Schedule C.




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                                   SCHEDULE E

                STOPLOSS REINSURANCE AGREEMENT BETWEEN MANAMERICA
                             AND MANUFACTURERS LIFE

                       Statement of account for the period
                              XX/XX/XX TO XX/XX/XX

A.  Total insurance charges (base plans and riders)
    deducted during the period:                                     X,XXX.xx

B.  Expected claims (75% of A):                                     X,XXX.xx

C.  Attachment point (110% of B):                                   X,XXX.xx

D.  Actual claims:                                                  X,XXX.xx

E.  Policy values of policies at time of death                      X,XXX.xx

F.  Reinsured claims (excess, if any, of D-E) over C                X,XXX.xx

G.  Reinsurance premium (5% of B):                                  X,XXX.xx


      Net amount due (owing) = F-G                                  X,XXX.xx
                                                                    ========



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